                                                                    EXHIBIT 12.1


                          VIAD CORP - TOTAL ENTERPRISE
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)



                                           THREE MONTHS ENDED
                                               MARCH 31,                                 YEAR ENDED DECEMBER 31,
                                          ---------------------      ------------------------------------------------------------
                                            2002         2001          2001         2000         1999         1998         1997
                                          --------     --------      --------     --------     --------     --------     --------
Earnings available for fixed charges:
    Pretax income from
      continuing operations .........     $ 44,176     $ 34,054      $ 46,746     $167,037     $153,419     $123,450     $ 67,713
    Minority interests ..............          434         (274)        1,326        1,717        2,078        2,165        1,237
    Fixed charges, excluding
      capitalized interest ..........        8,606       11,107        38,401       37,368       39,210       39,292       47,033
                                          --------     --------      --------     --------     --------     --------     --------

                                          $ 53,216     $ 44,887      $ 86,473     $206,122     $194,707     $164,907     $115,983
                                          ========     ========      ========     ========     ========     ========     ========

Fixed charges:
    Interest expense(1) .............     $  5,081     $  7,545      $ 25,936     $ 25,303     $ 26,888     $ 27,212     $ 34,296
    Interest capitalized ............           27           85           195        1,032           --           --           --
    Estimated portion of
      rental expense
      representing interest .........        3,525        3,562        12,465       12,065       12,322       12,080       12,737
                                          --------     --------      --------     --------     --------     --------     --------

                                          $  8,633     $ 11,192      $ 38,596     $ 38,400     $ 39,210     $ 39,292     $ 47,033
                                          ========     ========      ========     ========     ========     ========     ========
Ratio of earnings (available
    for fixed charges)
    to fixed charges ................         6.16         4.01          2.24         5.37         4.97         4.20         2.47
                                          ========     ========      ========     ========     ========     ========     ========

(1) Amortization of debt discount is not separately listed as such amounts are included in interest expense.